KANSAS CITY SOUTHERN INDUSTRIES, INC.
                                          AND SUBSIDIARY COMPANIES
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                            ($ in millions)


                                                           2000       1999       1998        1997        1996
                                                         ---------  ---------   --------    --------    -------

                Pretax income/(loss) from continuing
                operations, excluding equity in
                earnings of unconsolidated affilates         $(2.0)    $ 12.0      $68.0      (141.0)    $ 27.2


                Interest Expense on Indebtedness              65.8       57.4       59.6        53.3       52.8

                Portion of Rents Representative
                 of an Appropriate Interest Factor            16.3       17.2       17.8        17.2       11.1


                Distributed income of equity investments       5.0          -        5.0           -          -

                                                         ---------  ---------   --------    --------    -------
                  Income (Loss) as Adjusted                  $85.1      $86.6     $150.4      ($70.5)     $91.1
                                                         ---------  ---------   --------    --------    -------


                Fixed Charges:

                Interest Expense on Indebtedness             $65.8      $57.4      $59.6       $53.3      $52.8

                Capitalized Interest                             -          -          -         7.4          -

                Portion of Rents Representative
                 of an Appropriate Interest Factor            16.3       17.2       17.8        17.2       11.1

                                                         ---------  ---------   --------    --------    -------
                  Total Fixed Charges                        $82.1      $74.6      $77.4       $77.9      $63.9
                                                         ---------  ---------   --------    --------    -------

                Ratio of Earnings to Fixed Charges            1.04       1.16 (a)   1.94           - (b)   1.43
                                                         =========  =========   ========    ========    =======


(a) Includes unusual costs and expenses of $12.7 million. Excluding these items, the ratio for 1999 is 1.3x.
(b) Due to restructuring, asset impairment and other charges of $178.0 million, the 1997 ratio coverage was less than 1:1. The ratio of earnings to fixed charges would have been 1:1 if a deficiency of $148.4 million was eliminated. Excluding the $178.0 million, the ratio for 1997 would have been 1.4x.

 Note:  Excludes amortization expense on debt discount due to immateriality